UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 1, 2011

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-00041	94-3019135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of principal executive offices)	(Zip Code)

(925) 467-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 1, 2011, Safeway Inc. (“Safeway”) entered into a $1.5 billion Credit Agreement by and among Safeway and Canada Safeway Limited (“CSL”), as borrowers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and JP Morgan Securities, Inc., as joint lead arrangers and joint bookrunners, Deutsche Bank AG New York Branch, as domestic administrative agent, Deutsche Bank AG Canada Branch as Canadian administrative agent, Deutsche Bank Securities Inc., BNP Paribas Securities Corp., U.S. Bank National Association and Wells Fargo Securities, LLC, as joint lead arrangers, Bank of America, N.A. and JPMorgan Chase Bank, N.A. as syndication agents, BNP Paribas, U.S. Bank National Association and Wells Fargo Bank, National Association, as documentation agents, and the lenders that are party to the Credit Agreement.

The Credit Agreement provides (i) to Safeway, a four-year revolving domestic credit facility of up to $1,250,000,000 for U.S. dollar advances, (ii) to Safeway and CSL, a four-year revolving Canadian credit facility of up to $250,000,000 for U.S. dollar and Canadian dollar advances and (iii) to Safeway, a $400,000,000 subfacility of the domestic facility for issuance of standby and commercial letters of credit. The Credit Agreement also provides for an increase in the domestic or Canadian credit facility commitments up to an additional $500,000,000, subject to the satisfaction of certain conditions. Safeway will guarantee the obligations of CSL under the Credit Agreement. The borrowings under the domestic and Canadian credit facilities may be used to repay in full all indebtedness of Safeway and CSL under Safeway’s existing Credit Agreement dated as of June 1, 2005 (as amended) and for general corporate purposes.

The Credit Agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of Safeway, CSL and their respective subsidiaries to incur certain liens, make certain asset sales, enter into certain mergers or amalgamations, engage in certain transactions with shareholders and affiliates and alter the character of its business from that conducted on the closing date.

The Credit Agreement also contains two financial maintenance covenants: (i) an Interest Coverage Ratio that requires Safeway not to permit the ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense to be less than 2.00:1.00, and (ii) a Leverage Ratio that requires Safeway not to permit the ratio of Consolidated Total Debt, less Unrestricted Cash in excess of $75,000,000, to Consolidated Adjusted EBITDA, to exceed 3.50:1.00. These financial covenants could restrict the ability of Safeway to undertake additional financing to the extent that such financing would cause such ratios to exceed the specified limits. The capitalized terms in the foregoing paragraph are defined in the Credit Agreement.

Failure to comply with these covenants and restrictions could result in an event of default under the Credit Agreement. In such an event, Safeway and CSL could be restricted from requesting borrowings under the revolving credit facilities, and all amounts outstanding under the Credit Agreement, together with accrued interest, could then be declared immediately due and payable.

The foregoing description in this Current Report of the Credit Agreement is not intended to be a complete description of the Credit Agreement. The description is qualified in its entirety by the full text of the Credit Agreement which is attached as an exhibit to, and incorporated by reference in, this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10(iii).40	Credit Agreement as of June 1, 2011, by and among Safeway Inc. and Canada Safeway Limited, as borrowers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and JP Morgan Securities, Inc., as joint lead arrangers and joint bookrunners, Deutsche Bank AG New York Branch, as domestic administrative agent, Deutsche Bank AG Canada Branch as Canadian administrative agent, Deutsche Bank Securities Inc., BNP Paribas Securities Corp., U.S. Bank National Association and Wells Fargo Securities, LLC, as joint lead arrangers, Bank of America, N.A. and JPMorgan Chase Bank, N.A. as syndication agents, BNP Paribas, U.S. Bank National Association and Wells Fargo Bank, National Association, as documentation agents, and the lenders that are party to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFEWAY INC. (Registrant)

Date: June 7, 2011	By:	/s/ ROBERT A. GORDON
Name: ROBERT A. GORDON
Title: Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.
10(iii).40	Credit Agreement as of June 1, 2011, by and among Safeway Inc. and Canada Safeway Limited, as borrowers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and JP Morgan Securities, Inc., as joint lead arrangers and joint bookrunners, Deutsche Bank AG New York Branch, as domestic administrative agent, Deutsche Bank AG Canada Branch as Canadian administrative agent, Deutsche Bank Securities Inc., BNP Paribas Securities Corp., U.S. Bank National Association and Wells Fargo Securities, LLC, as joint lead arrangers, Bank of America, N.A. and JPMorgan Chase Bank, N.A. as syndication agents, BNP Paribas, U.S. Bank National Association and Wells Fargo Bank, National Association, as documentation agents, and the lenders that are party to the Credit Agreement.